Exhibit 99.1

Moleculin Announces Acceptance of Annamycin Data for Presentation at the 2026 American Society of Hematology (ASH) Annual Meeting

First interim results from pivotal Phase 2/3 trial highlight encouraging remission rates in patients with relapsed or refractory AML

HOUSTON, November 4, 2026 /GlobeNewswire/ -- Moleculin Biotech, Inc. (Nasdaq: MBRX) (“Moleculin” or the “Company”) today announced that an abstract highlighting data from its lead drug candidate, Annamycin, has been accepted for presentation at the 2026 American Society of Hematology (ASH) Annual Meeting, taking place December 12-15, 2026 in New Orleans, Louisiana.

The abstract, titled “A Pivotal Phase 2/3 Study of Naxtarubicin as Second Line Therapy in Patients with AML,” presents results from the first prespecified interim analysis of the Company's pivotal MB-108 Phase 2/3 trial evaluating Annamycin in combination with cytarabine (Ara-C) in patients with relapsed or refractory (R/R) acute myeloid leukemia (AML).

Among the first 45 randomized patients evaluated, complete remission rates were 43% and 36% in the two Annamycin treatment arms, respectively, compared to 12% in the placebo arm. Consistent with findings across Annamycin's clinical development program to date, no signs, symptoms or echocardiographic findings suggestive of cardiotoxicity were observed through the data cutoff. All cardiac safety data will undergo independent expert and independent Data Monitoring Committee review at the second interim analysis. Following its review, the independent Data Monitoring Committee recommended that the study continue without amendment, with all three treatment arms maintained.

“We are encouraged by these initial findings from our pivotal Phase 2/3 trial, particularly the remission rates observed in the Annamycin treatment arms. The independent Data Monitoring Committee's recommendation to continue the study without modification represents an important milestone for the program. We look forward to sharing these findings with the broader hematology community at ASH as we continue advancing Annamycin's development for patients facing this challenging disease,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

The MIRACLE Trial (MB-108) is designed to confirm the efficacy and safety findings observed in the Company's completed MB-106 Phase 1/2 trial and, if successful, could support a New Drug Application submission, consistent with the Company's agreement with the U.S. Food and Drug Administration. As previously announced, the second interim analysis is expected in early 2027.

Presentation Details

●	Meeting: 68th American Society of Hematology (ASH) Annual Meeting

●	Abstract Title: A pivotal Phase 2/3 study of naxtarubicin as second line therapy in patients with AML
●	Presentation Type: Poster
●	Presenting Author: Oksana Karnabeda, MD, PhD, Arensia Exploratory Medicine, LLC
●	Location: Ernest N. Morial Convention Center – Hall F (Poster Hall), 900 Convention Center Blvd, New Orleans, LA 70130

The abstract will be available through the ASH Annual Meeting website.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), has shown to be an efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is conducting the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design, multi-center, randomized, double-blind, placebo-controlled Phase 2/3 trial evaluating Annamycin in combination with cytarabine (also referred to as “Ara-C”), together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway toward a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the potential efficacy and safety of Annamycin, the timing and results of the second interim analysis of the MB-108 trial, the potential for the MB-108 trial to support a New Drug Application submission, and the Company’s ability to secure additional financing to conduct its clinical trials. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the completion of the clinical trials described in this press release assumes the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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